Exhibit 99

Taitron Reports Second Quarter 2004 Results

        LOS ANGELES, Aug. 4 /PRNewswire-FirstCall/ — Taitron Components Incorporated (Nasdaq: TAIT) today announced financial results for its second quarter ended June 30, 2004.

        The Company reported net sales of $2,647,000, for the quarter ended June 30, 2004, an increase of 14% compared with $2,324,000 for the same quarter a year earlier. The Company also reported net earnings of $24,000 or $0.00 earnings per basic and diluted share for the quarter ended June 30, 2004, compared with a net loss of $92,000, or $0.02 loss per basic and diluted share for the same quarter last year.

        Stewart Wang, president and chief executive officer, said, “Our second quarter net sales grew 6% sequentially from the first quarter this year and 14% from the same quarter last year. Our quarterly selling, general and administrative expenses decreased 14% when compared to the average quarterly expenses during 2003. Although market demand remained strong, we continued our efforts on reducing inventory and increasing cash flow.”

        Wang continued, “To increase shareholder value, we’ll continue to buy-back our stock in the open market. Our long-term growth strategy is to rely not only on the existing component fulfillment service, but also the value-added engineering service to support our existing small and medium size OEM customers in outsourcing their product design and manufacturing work offshore.”

        Taitron, based in Valencia, California, is the “Discrete Components Superstore.” The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to other electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products.

        Statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, factors such as general economic conditions, fluctuations in product demand and market acceptance, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations and other information detailed from time to time in the Company’s reports filed or to be filed with the U.S. Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

        For further information, please contact: Stewart Wang, CEO and President of Taitron Components Incorporated, +1-661-257-6060, or fax, +1-661-294-1108.

TAITRON COMPONENTS INCORPORATED
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Three months 2004 (Unaudited)	ended June 30, 2003 (Unaudited)	Six months 2004 (Unaudited)	ended June 30, 2003 (Unaudited)
Net sales	$ 2,647	$ 2,324	$ 5,138	$ 5,479
Cost of goods sold	1,888	1,594	3,730	3,782
Gross profit	759	730	1,408	1,697
Selling, general and administrative expenses	662	768	1,271	1,617
Operating income (loss)	97	(38)	137	80
Interest expense, net	(54)	(91)	(116)	(199)
Other (expense) income, net
	(19)	37	13	33
Income (loss) before income taxes	24	(92)	34	(86)
Income tax provision	—	—	—	—
Net income (loss)	$ 24	$ (92)	$ 34	$ (86)
Net income (loss) per share:
Basic	$ 0.00	$ (0.02)	$ 0.01	$ (0.02)
Diluted	$ 0.00	$ (0.02)	$ 0.01	$ (0.02)
Weighted average common shares outstanding:
Basic	5,459,425	5,682,401	5,469,566	5,666,667
Diluted	6,008,425	5,682,401	6,038,566	5,666,667

SOURCE Taitron Components Incorporated
       -0-                                 08/04/2004
      /CONTACT: Stewart Wang, CEO and President of Taitron Components Incorporated,
      +1-661-257-6060, or fax, +1-661-294-1108/ (TAIT)

CO: Taitron Components Incorporated
ST: California
IN: CPR CSE OTC
SU: ERN